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                                                                  EXHIBIT (a)(3)

CAMINUS CORPORATION                                             825 Third Avenue
                                                        New York, New York 10022
                                                             Tel: (212) 515-3600
                                                             Fax: (212) 893-8747



                                                                October 28, 2002

Dear Caminus Employee:

        Caminus Corporation (the "Company") recognizes that, as a result of recent difficult market conditions, many of the stock options granted to date under the Company's stock option plans may not currently be providing the performance incentives for our valued employees that were intended. In order to align performance incentives with equity participation, we are pleased to announce that the Company is offering you the opportunity to exchange your currently outstanding options (vested and unvested) that have an exercise price per share greater than $10.00 for new options.

        The new options will be granted on one of the first five trading days, in the Company's sole discretion, that is at least six months and one day after the date of cancellation of the existing options. The number of shares covered by each new option will be equal to the number of shares covered by the old option that was exchanged for such new option, subject to adjustments for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new option.

        Each new option will have an exercise price equal to the closing sale price of our common stock as reported on the Nasdaq National Market (or such other amount that is determined by our Board of Directors to be the fair market value) on the date on which the new option is granted. With respect to vesting, for each old option that is exchanged for a new option:

- 75% of the shares under the new option will have a new vesting schedule, pursuant to which such shares will vest as follows: (1) 25% of such shares will vest on the six month anniversary of the new grant date, and (2) the remaining shares will vest in 36 equal monthly installments on the same day of the month as the new grant date commencing in the 7th month following the new grant date; and

- 25% of the shares under the new option will be fully vested on the new grant date.

        Notwithstanding whether any old option tendered for exchange is a non-qualified stock option or an incentive stock option, the Company will grant the new option issued in exchange for such old option as either a non-qualified stock option or an incentive stock option, in its sole discretion.

        You may tender (surrender) all or some of your eligible options to the Company in exchange for new options; however, you must tender the full option grant with respect to any options that you tender. In addition, if you choose to participate in the exchange offer, then you must tender all options that were granted to you during the six months immediately prior to the expiration date of the exchange offer, currently expected to be November 26, 2002, even if such options have an exercise price less than or equal to $10.00 per share. In other words, if you choose to tender any option grant for exchange, then you must also tender all options with a grant date on or after May 26, 2002

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(assuming that the expiration date of the exchange offer is November 26, 2002)
even if any of those options have an exercise price less than or equal to $10.00 per share.

        You also have the right to choose not to tender any of your options.

        To give you a sense of how the exchange offer will work, here are a few examples:

        - If you hold one option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share and another option to purchase 500 shares of common stock at an exercise price of $12.00 per share, then you may tender none, one or both of these options, but you may not tender an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender only 750 shares of your 1,000-share option.

        - If you were granted an option to purchase 1,000 shares of our common stock at an exercise price of $20.00 per share before May 26, 2002 (assuming that the expiration date of the Offer is November 26, 2002), and you were granted an option to purchase 500 shares of our common stock at an exercise price of $5.00 per share on or after May 26, 2002, then you may tender none or both of the options, but you may not tender only one of the two options.

        - If you tender an option to purchase 1,600 shares of common stock and it is cancelled on November 26, 2002, then, assuming that you are granted a new option on May 27, 2003, the new option granted to you on that date will be for a total of 1,600 shares. As to 75% of the new option (1,200 shares), 300 shares will vest on November 27, 2003, and the remaining 900 shares will vest in 36 equal monthly installments at the rate of 25 shares per month beginning on December 27, 2003. As to 25% of the new option (300 shares), all 300 shares will be fully vested on May 27, 2003.

        We realize that in connection with the exchange offer, we are asking you to review a significant number of documents. It may seem to you that our documentation and process is unnecessary, duplicative or overwhelming. However, all of our communications and our documentation have been prepared to ensure compliance with U.S. securities laws and have been structured in a manner that is intended to be clear to you. We do encourage you, for your benefit as well as for our own, to carefully review all of the materials provided and to review your decision carefully.

        The documents that you have received are:

        - the Offer to Exchange, which sets forth the terms of the Company's offer to exchange options and includes a helpful summary in the front;

        - a Letter of Transmittal, which you will need to complete and return to us before the deadline on November 26, 2002, should you choose to participate in the exchange offer; and

        - a Notice of Withdrawal, which you will need to complete and return to us before the deadline on November 26, 2002, if you have already returned a Letter of Transmittal but then change your mind and no longer wish to participate in the exchange offer.

        If you choose to participate in the exchange offer, you will need to return a completed Letter of Transmittal to us no later than 5:00 p.m., Eastern Standard Time, on November 26, 2002. This

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means that you will be able to return a Letter of Transmittal at any time before
5:00 p.m., Eastern Standard Time, on November 26, 2002; however, any Letters of Transmittal received by us after 5:00 p.m., Eastern Standard Time, on November 26, 2002, will not be accepted.

        The important dates to remember are:

DATE                                            EVENT
----------------------------------------------  ---------------------------------------------
October 28 through November 26, 2002             Step 1: Review the enclosed
                                                 documents Step 2: Return the
                                                 Letter of Transmittal to the
                                                 Human Resources Department
                                                 representative indicated at the
                                                 end of this document should you
                                                 choose to participate
                                                 in the offer
----------------------------------------------  ---------------------------------------------
November 26, 2002                                Last day to return your Letter of
                                                 Transmittal (or Notice of Withdrawal) to
                                                 the Human Resources representative (by 5:00
                                                 p.m., Eastern Standard Time)
----------------------------------------------  ---------------------------------------------
November 26, 2002                                Cancellation of options accepted for
                                                 exchange  (after 5:00 p.m., Eastern
                                                 Standard Time)
----------------------------------------------  ---------------------------------------------
One of the First Five Trading Days After
May 26, 2003                                     New options granted
----------------------------------------------  ---------------------------------------------

        Please note that neither the Company nor the Board of Directors makes any recommendation as to whether or not you should participate in the exchange offer. You must make your own decision whether or not to participate. Should you choose not to participate, no further action is required of you.

        If you have any questions about the exchange offer, please contact the Human Resources Department representative listed at the end of this document, after "Frequently Asked Questions."

Sincerely,

William P. Lyons
President and Chief Executive Officer


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                          FREQUENTLY ASKED QUESTIONS OF
                         OUR STOCK OPTION EXCHANGE OFFER

                   TO PARTICIPATE, YOUR RESPONSE IS NEEDED BY
                        5:00 P.M., EASTERN STANDARD TIME,
                              ON NOVEMBER 26, 2002

        To participate in the exchange offer, you must complete and sign and date the Letter of Transmittal and return it to the Human Resources Department representative for the exchange offer by 5:00 p.m., Eastern Standard Time, on November 26, 2002. This means that you will be able to return a Letter of Transmittal at any time before 5:00 p.m., Eastern Standard Time, on November 26, 2002; however, any Letters of Transmittal received by us after 5:00 p.m., Eastern Standard Time, on November 26, 2002, will not be accepted. If you have any questions, please contact the Human Resources Department representative listed at the end of this document.

        The following summary addresses some of the principal questions that you may have regarding our exchange offer. Please read the Offer to Exchange and the Letter of Transmittal as well, because the information in this summary is not complete.

        WHO CAN PARTICIPATE? Current employees of Caminus or its subsidiaries with outstanding options that have an exercise price greater than $10.00 per share and that were granted under the following plans or agreements (collectively, the "Plans"):

        -   Caminus LLC 1998 Stock Incentive Plan,

        -   Caminus Corporation 1999 Stock Incentive Plan,

        - Caminus Corporation 2001 Non-Officer Employee Stock Incentive Plan, and

        -   Certain Nonstatutory Stock Option Agreements.

          The Chief Executive Officer and members of the Board of Directors of Caminus are not eligible to participate in the exchange offer.

        DO I HAVE TO TENDER ALL MY OPTIONS? No. You may tender some, all or none of your eligible options. However, if you choose to tender an option in the exchange offer, then you must tender the full number of shares subject to that option. In addition, if you choose to participate in the exchange offer, then you must tender all options that were granted to you during the six months immediately prior to the expiration date of the exchange offer, currently expected to be November 26, 2002, even if such options have an exercise price less than or equal to $10.00 per share. In other words, if you choose to tender any option grant for exchange, then you must also tender all options with a grant date on or after May 26, 2002 (assuming that the expiration date of the exchange offer is November 26, 2002), even if any of those options have an exercise price less than or equal to $10.00 per share.

        HOW MANY NEW OPTIONS WILL I RECEIVE? We will grant to you new options covering the same number of shares of common stock subject to your old options (subject to adjustment for any stock splits, stock dividends and other events affecting our capital structure that occur before the grant date of the new options). New options will be granted under the 1999 Plan, the 2001 Plan or a nonplan stock option agreement, as to be determined by Caminus in its sole discretion.

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        WHEN WILL I RECEIVE MY NEW OPTIONS? We will grant you new options on one of the first five trading days, in our sole discretion, that is at least six months and one day following the date on which we cancel the exchanged options. We expect that, after the close of business on the date the exchange offer expires, we will cancel the options accepted for exchange. If the exchange offer expires on November 26, 2002, as currently planned, we expect that the new options will be granted on one of the first five trading days after May 26, 2003.

        WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS? Each new option will have an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market (or such other amount that is determined by the Board of Directors to be the fair market value) on the date on which we grant the new options.

        WHEN WILL THE NEW OPTIONS VEST? For each old option that is exchanged in the exchange offer for a new option:

- 75% of the shares under the new option will have a new vesting schedule, pursuant to which such shares will vest as follows: (1) 25% of such shares will vest on the six month anniversary of the new grant date, and (2) the remaining shares will vest in 36 equal monthly installments on the same day of the month as the new grant date commencing in the 7th month following the new grant date; and

- 25% of the shares under the new option will be fully vested on the new grant date.

        IF MY OLD OPTIONS ARE NON-QUALIFIED STOCK OPTIONS, WILL MY NEW OPTIONS BE NON-QUALIFIED STOCK OPTIONS? IF MY OLD OPTIONS ARE INCENTIVE STOCK OPTIONS, WILL MY NEW OPTIONS BE INCENTIVE STOCK OPTIONS?

        Notwithstanding whether the old option that you tender for exchange is a non-qualified stock option or an incentive stock option, we will grant the new option issued in exchange for such old option as either a non-qualified stock option or an incentive stock option, in our sole discretion.

        For instance, if the old option that you tender for exchange is a non-qualified stock option exercisable for 1,000 shares of common stock, then we will decide, in our sole discretion, whether your new option will be a non-qualified stock option exercisable for 1,000 shares of common stock or an incentive stock option exercisable for 1,000 shares of common stock. Likewise, if the old option that you tender for exchange is an incentive stock option exercisable for 1,000 shares of common stock, then we will decide, in our sole discretion, whether your new option will be an incentive stock option exercisable for 1,000 shares of common stock or a non-qualified stock option exercisable for 1,000 shares of common stock.

        WILL I RECEIVE ANY NEW OPTIONS IF I TENDER MY OLD OPTIONS BUT AM TERMINATED BEFORE THE EXCHANGE OFFER EXPIRES? If you tender your options and, for any reason, your employment with Caminus or one of its subsidiaries terminates before the exchange offer expires, then you can withdraw your tendered options before the expiration of the exchange offer. You may be able to exercise them for a period of time after your termination, as specified in your option grant document. If you do not withdraw your tender on a timely basis, or if you withdraw your tender but do not exercise your options within the specified time, if applicable, then you will forfeit those options.

        WHAT WILL HAPPEN IF I AM TERMINATED AFTER THE EXCHANGE OFFER EXPIRES BUT BEFORE THE NEW OPTIONS ARE GRANTED? If you tender your options, then to receive a grant of new options, you must remain an employee of Caminus or one of its subsidiaries from the date on which you


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tender your options through the date on which we grant the new options. If, for any reason, you are not one of our employees from the date on which you tender your options through the date on which we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options. This means that if your employment terminates for any reason, then you will not receive anything for the options that you tendered and we cancelled.

        WHAT WILL HAPPEN IF A CHANGE IN CONTROL OF CAMINUS OCCURS DURING THE PERIOD AFTER I HAVE TENDERED MY OPTIONS BUT BEFORE NEW OPTIONS HAVE BEEN GRANTED?

        Our Board of Directors has a duty to consider alternatives for maximizing stockholder value, and we cannot ignore the possibility that a transaction could be proposed that our stockholders or our Board of Directors believes is in the best interests of Caminus and our stockholders. Prior to the expiration of the exchange offer, we reserve the right to terminate the exchange offer upon the occurrence of certain events, including if a tender or exchange offer with respect to some or all of our common stock or a merger acquisition proposal for us is proposed, announced or made by another person or entity or is publicly disclosed.

        If we are acquired during the period between the date of our acceptance of the tendered options and the date on which the new options are to be granted, then the acquiror will be obligated to honor our contractual obligation to grant the new options. Such new options granted by the acquiror would have similar terms as the new options that we would have granted without a change in control. However, depending on the terms of the acquisition, the new options granted to you may entitle you to purchase shares of stock of the acquiror. The new options may be less valuable than the options you would have received without a change in control.

        WHAT HAPPENS TO MY OPTIONS IF I DECIDE TO PARTICIPATE IN THE EXCHANGE OFFER? If you decide to participate, then all options that we accept for exchange will be cancelled, and you will have no further right or interest in those options, whether vested or unvested.

        WHAT HAPPENS IF I DECIDE NOT TO PARTICIPATE IN THE EXCHANGE OFFER? If you do not participate, then you will keep your current options (with the same exercise price and vesting schedule) and will not receive any new options under the exchange offer.

        CAN I CHANGE MY MIND? Yes. If you turn in a Letter of Transmittal, you can change your mind by delivering a Notice of Withdrawal of Tender to us before the exchange offer expires, which is currently scheduled for 5:00 p.m., Eastern Standard Time, on November 26, 2002.

        WHAT IS THE TAX TREATMENT OF THE EXCHANGE OFFER? We believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Furthermore, on the date of grant of the new options, we believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes. Note that if you reside or work in a different country, then you may be subject to different tax consequences if you exchange your options in the exchange offer. We recommend that you consult with your own tax advisor to determine the tax consequences of the exchange offer.

        WHAT DOES THE COMPANY RECOMMEND THAT I DO? Although our Board of Directors has approved the exchange offer, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors.

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        WHY HAVE I RECEIVED SO MANY DOCUMENTS? We have provided you with a significant number of documents, each of which is in satisfaction of our legal and disclosure obligations. We recommend that you take the time to review the enclosed materials before making any decision with regard to the exchange offer.

        Human Resources Department Representative for the Exchange Offer:

                            Attention: Stephanie Shaw
                               Caminus Corporation
                                825 Third Avenue
                            New York, New York 10022
                               Tel: (212) 515-3600
                               Fax: (212) 893-8747



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